BLUEGREEN VACATIONS HOLDING CORPORATION

REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2021

Boca Raton, FL – May 10, 2021 – Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB) ("BVH" or the “Company") reported today its financial results for the quarter ended March 31, 2021. As a result of the previously disclosed spin-off of BVH’s other businesses and investments on September 30, 2020 (which are now reported as discontinued operations), the sole investment of BVH is its ownership of Bluegreen Vacations Corporation (“Bluegreen”), a leading vacation ownership company that markets and sells vacation ownership interests (“VOIs”) and manages resorts in popular leisure and urban destinations. Prior to May 5, 2021, BVH beneficially owned approximately 93% of Bluegreen’s outstanding common stock. On May 5, 2021, BVH acquired all of the approximately 7% of the outstanding shares of Bluegreen’s common stock not previously owned by BVH through a statutory short-form merger under Florida law.

Key Consolidated BVH Highlights as of and during the Quarter Ending March 31, 2021:

(Since the above-mentioned merger did not occur until May 5, 2021, the following financial results only reflects BVH’s ownership interest of an approximate 93% of Bluegreen.)

•	Net income from continuing operations of $5.5 million.
•	Earnings Per Share (“EPS”) from continuing operations of $0.15.
•	Total revenue of $146.4 million.
•	Bluegreen’s System-wide sales of vacation ownership interests (“VOIs”) of $107.0 million.
•	Adjusted EBITDA from continuing operations attributable to shareholders of $12.8 million.
•	Consolidated unrestricted cash of $199.2 million.
•	Total consolidated assets of $1.2 billion.
•	Total BVH shareholders’ equity of $190.9 million.
•	Fully diluted book value per share of $9.88. (1)

(1)	Fully diluted book value per share is BVH shareholders’ equity divided by the total number of shares of BVH’s Class A Common Stock and Class B Common Stock outstanding as of March 31, 2021.

“As we previously announced, the proposed short-form merger with Bluegreen Vacations Corporation was consummated on May 5, 2021. As a result of that merger, we believe BVH is now essentially a ‘pure play’ company in the timeshare space,” commented Alan B. Levan, Chairman and Chief Executive Officer of Bluegreen Vacations Holding Corporation. “We believe that the merger will end confusion in the market as the Company will now report on 100% of Bluegreen’s results and will address the inefficiencies of having two public companies reporting on the same business.”

“We are encouraged by the overall improvements in the timeshare and leisure travel sectors during the first quarter of 2021. The vaccination rollouts and what we believe is greater optimism about the future appear to have had a positive impact on consumers and vacation travel. However, while we are mindful of the fact that the potential impact of the pandemic continues to be an issue, Bluegreen is continuing to focus on positioning the Company for growth and providing its owners with a safe and well-deserved vacation experience.”

“With that said, we are pleased with the performance and results delivered by Bluegreen during what appears to be the initial stage of the economic recovery. We are continuing to move forward with our previously announced ‘Bluegreen Renewal’ initiative, a company-wide effort to revitalize sales and revenue growth, combined with our expanding marketing alliances.  Under the leadership of the consolidated sales organization, we sold 49,000 vacation packages in the first quarter of 2021, compared to 43,000 in the first quarter of 2020.

“We are also pleased with the expansion of our marketing activity into Cabela’s retail stores, where we opened seven new marketing kiosks during the first quarter of 2021. As of March 31, 2021, the total number of marketing kiosks at Bass Pro Shops and Cabela’s stores had increased to 105, up from 98 at December 31, 2020 and 89 at March 31, 2020. We believe we are on track to achieve our previously stated goal of having at least a combined 120 Bass Pro and Cabela’s marketing kiosks by year-end 2021.

“With regards to travel, we are encouraged by the enthusiasm of our owners to travel to our resorts. All of our resorts are open, and the overall average occupancy rates were approximately 70% at resorts with sales centers during the first quarter of 2021. The demand for resort stays from Bluegreen Vacation Club Owners has steadily improved and we believe our core strategy of primarily offering a ‘drive-to’ network of resorts has facilitated occupancy during the pandemic reopening. We are optimistic that this model will continue to serve as a growth driver.

“While unscientific, pent up demand, optimistic consumer sentiment, and additional positive market trends appear to be the controlling drivers of a broad wave through the recovery roll-out. We believe these market fundamentals benefit Bluegreen greatly and we are optimistic of productive improvements in VOI sales and vacation package sales going forward. In closing, we are continuing to focus on our ‘Bluegreen Renewal’ initiative, our pro-recovery efforts, and expanding our marketing alliances. We believe that this focus, combined with market and consumer sentiments, will continue to grow and drive sales and revenue growth to pre-pandemic levels and beyond as the economy and markets migrate upwards towards pre-COVID levels.” Levan concluded.

For detailed information and financials, we invite readers to view the BVH and/or Bluegreen filings with the Securities and Exchange Commission at https://www.sec.gov, and press releases and other investor information at the companies’ respective websites www.BVHCorp.com and/or www.BluegreenVacations.com.

# # #

The following is a summary of the performance and results recorded by Bluegreen for the quarter ended March 31, 2021.

Bluegreen’s First Quarter 2021 Highlights:

(The following financials and results reflect 100% of Bluegreen’s performance for the quarter ended March 31, 2021.)

•	Net income attributable to shareholders of $5.1 million.
•	Earnings Per Share (“EPS”) of $0.07.
•	Total revenue of $146.4 million.
•	System-wide sales of vacation ownership interests (“VOIs”) of $107.0 million.
•	Adjusted EBITDA attributable to shareholders of $14.6 million.

Due to the volatility of results during the periods as a result of the varying impact of the COVID-19 pandemic, the Company and Bluegreen have provided information for the first quarters of 2021, 2020 and 2019.

Bluegreen’s Financial Results

(dollars in millions, except per share data)

	Three Months Ended March 31,
	2021	2020	Q1 2021 vs Q1 2020 % Change		2019	Q1 2021 vs Q1 2019 % Change

Total revenue	$146.4	$156.9	(6.7)%		$165.7	(11.6)%

Income before non-controlling interest and provision for income taxes	$9.2	$1.0	820.0%		$22.2	(58.6)%
Net income attributable to shareholders	$5.1	$0.2	2,450.0%		$15.2	(66.4)%
Adjusted EBITDA Attributable to shareholders (1)	$14.6	$11.1	31.5%		$26.2	(44.3)%
Capital-light revenue(2) as a percentage
of total revenue	67.1%	78.3%	(1,120)	bp	69.5%	(240)	bp

(1)	See Appendix for reconciliation of Adjusted EBITDA Attributable to Shareholders to Net Income Attributable to Shareholders.
(2)

Bluegreen's "capital-light" revenue includes revenue from sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements, as well as other fee-based services revenue and cost reimbursements revenue.

Adjusted EBITDA attributable to shareholders was $14.6 million, including $21.1 million generated from the Sales of VOIs and Financing Segment and $18.2 million produced by the Resort Operations and Club Management segment, partially offset by $22.5 million of corporate overhead and other expenses and $2.2 million of Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/ Big Cedar Vacations LLC.  Please see discussion of Segment Results below for further information.

Bluegreen’s Segment Results

(dollars in millions, except per guest and per transaction amounts)

Bluegreen’s Sales of VOIs and Financing Segment

	Three Months Ended March 31
	2021	2020	Q1 2021 vs Q1 2020 % Change		2019	Q1 2021 vs Q1 2019 % Change

Sales of VOIs	$55.9	$45.1	23.9%		$51.7	8.1%
Segment adjusted EBITDA	$21.1	$12.4	70.2%		$30.2	(30.1)%
Provision for loan losses	18.0%	40.2%	(2,220)	bp	17.7%	30	bp
Cost of VOIs sold	9.2%	9.1%	10	bp	7.4%	180	bp
Financing revenue, net of financing expense	$15.1	$15.7	(3.8)%		$14.9	1.3%

Bluegreen’s System-wide sales of VOIs

	Three Months Ended March 31
	2021	2020	Q1 2021 vs Q1 2020 % Change		2019	Q1 2021 vs Q1 2019 % Change

System-wide sales of VOIs	$107.0	$137.4	(22.1)%		$129.7	(17.5)%
Sales offices (1)	24	26	(7.7)%		26	(7.7)%
Sales offices selling to new prospects	18	18	—%		18	—%
Total guest tours	34,821	40,665	(14.4)%		48,138	(27.7)%
Existing owner guest tours	18,332	18,529	(1.1)%		20,074	(8.7)%
New guest tours	16,489	22,136	(25.5)%		28,064	(41.2)%
Average sales price per transaction	$17,303	$15,873	9.0%		$15,796	9.5%
Sales to tour conversion ratio	17.8%	21.4%	(360)	bp	17.1%	70	bp
Sales volume per guest ("VPG")	$3,079	$3,390	(9.2)%		$2,705	13.8%
(1)

During the last week of March 2020, Bluegreen temporarily closed all of its VOI sales centers in response to the COVID-19 pandemic. All were reopened in 2020 with the exception of two sales centers that were consolidated and one that has not reopened.

System-wide sales of VOIs were $107.0 million during the three months ended March 31, 2021.  System-wide sales of VOIs depend on the number of guests who attend a timeshare sales presentation (a “guest tour”). The number of guest tours reflects the number of existing owner guests Bluegreen has staying at a resort with a sales center and the number of new guest arrivals who each agree to attend a sales presentation. Due to the COVID-19 pandemic and Bluegreen’s decision to temporarily cease marketing activities beginning in March 2020 and the resulting decrease in the vacation package pipeline, the number of guests and owners who traveled in the first quarter of 2021 was significantly lower than its experience prior to the pandemic. And while there is no assurance that this trend will continue during the latter part of the first quarter of 2021, Bluegreen experienced an increase in tours and the gap compared to pre-pandemic levels decreased, especially with respect to existing owners.  The sales mix for the first quarter of 2021 was heavily weighted toward sales to existing owners at 64% of system-wide sales of VOIs.

Bluegreen’s Fee-based sales commission revenue

Fee-based sales commission revenue was $25.7 million, approximately 66% of third-party VOI sales during the 2021 first quarter. Third-party VOI sales were 36% of system-wide sales during the quarter, which was lower than is typical due to a decrease in new guest tours as a result of the COVID-19 pandemic as discussed above. Bluegreen anticipates that third-party VOI sales will range between 30%-35% of system-wide sales during the remainder of 2021.

Bluegreen’s Selling and Marketing Expenses

	Three Months Ended March 31
	2021	2020	Q1 2021 vs Q1 2020 % Change		2019	Q1 2021 vs Q1 2019 % Change

Selling and marketing expenses, as a % of system-wide sales of VOIs	54.2%	54.7%	(50)	bp	51.0%	320	bp
Number of Bass Pro and Cabela's marketing locations (1)	105	89	18.0%		69	52.2%
Number of vacation packages outstanding, beginning of the period (2)	121,915	169,294	(28.0)%		163,100	(25.3)%
Number of vacation packages sold	49,374	42,917	15.0%		51,164	(3.5)%
Number of vacation packages outstanding, end of the period (2)	132,142	172,828	(23.5)%		173,894	(24.0)%

(1)	During the last week of March 2020, Bluegreen temporarily closed all of its marketing operations in response to the COVID-19 pandemic.
(2)

Excludes vacation packages sold to customers more than one year prior to the period presented and vacation packages sold to customers who had already toured but purchased an additional vacation package.

Selling and marketing expenses were 54% of system-wide sales of VOIs during the 2021 first quarter as compared to 55% during the prior year quarter. During the first quarter of 2021, Bluegreen continued to expand its marketing and selling of mini-vacation packages by opening  marketing kiosks in 7 additional Cabela’s locations and began to experience increased call transfer activity through its program with Choice Hotels, albeit still below the pre-pandemic level.

These and other mini-vacation marketing programs resulted in the sale of over 49,000 vacation packages during the first quarter of 2021. This increase reflects an increase of 52% in vacation package sales through the Bass Pro/Cabela’s channel and growth in packages sold through other face-to-face venues,  partially offset by lower vacation package sales through the Choice program and other programs that were reduced or terminated. The active pipeline of frontline vacation packages increased to 132,142 at March 31, 2021 from 121,915 at December 31, 2020, based on new vacation package sales during the quarter and net of vacation packages used or expired. Historically, approximately 44% of vacation packages resulted in a timeshare tour at one of Bluegreen’s resorts with a sales center within twelve months of purchase. In addition to the active pipeline discussed above, Bluegreen also has a pipeline of 15,200 vacation packages from customers who have already toured but purchased an additional vacation package and over 100,000 vacation packages that were purchased over 12 months prior to March 31, 2021. Bluegreen has several programs in place to attempt to reactivate those vacation packages to promote future travel and in turn potential future VOI sales.

Bluegreen’s Provision for Loan Losses

The provision for loan losses varies based on the amount of financed, non fee-based sales during the period and changes in our estimates of future notes receivable performance for existing and newly originated loans. The provision for loan losses as a percentage of gross sales of VOIs was 18% during the first quarter of 2021. The 2020 period included a charge of $12.0 million related to an increase in the provision for loan loss related the COVID-19 pandemic.  The provision for new loans on VOIs generated during the first quarter of 2021 was 24%, which was consistent with the prior year quarter.

The COVID-19 pandemic has had a material adverse impact on unemployment in the United States and economic conditions in general and the ongoing impact continues to be uncertain. Bluegreen believes that the COVID-19 pandemic will have less of an impact on the collectability of its VOI notes receivable going forward; however, there is no assurance that the allowance for loan losses will prove to be adequate.

Bluegreen’s Financing Revenue, net of Financing Expense

Interest income on VOI notes receivable decreased 5.1% to $19.1 million in the first quarter of 2021 compared to the first quarter of 2020, primarily associated with lower notes receivable balances because of lower VOI sales reflecting the impact of the COVID-19 pandemic. Interest expense on receivable-backed notes payable decreased 10.7% to $4.2 million in the first quarter of 2021 compared to the first quarter of 2020, primarily due to lower outstanding receivable-backed debt balances and a lower weighted-average cost of borrowings due to lower market interest rates.

Bluegreen’s Resort Operations and Club Management Segment

(dollars in millions)

	Three Months Ended March 31,
	2021	2020	Q1 2021 vs Q1 2020 % Change	2019	Q1 2021 vs Q1 2019 % Change

Resort operations and club management revenue	$43.2	$45.7	(5.4)%	$43.9	(1.6)%
Segment adjusted EBITDA	$18.2	$15.6	17.0%	$14.1	29.1%
Resorts managed	49	49	—%	49	—%

In the first quarter of 2021, resort operations and management club revenue decreased by $2.5 million, or 5.4%, to $43.2 million from $45.7 million in the prior year quarter, due to a decrease in cost reimbursement revenue, which does not impact segment adjusted EBITDA. Net of cost reimbursement revenue, resort operations and club management revenues remained consistent between periods. However, segment adjusted EBITDA increased 17% to $18.2 million in the first quarter of 2021 from $15.6 million in the comparable prior year period, driven primarily by lower costs incurred during the first quarter of 2021 reflecting the steps taken to reduce costs in the first quarter of 2020.

Additional Information

For more complete and detailed information regarding BVH and its financial results, please see BVH’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2020 and BVH’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021, which is expected to be filed on or about May 10, 2021 and will be available on the SEC's website, www.sec.gov, and on BVH’s website, www.BVHCorp.com.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA Attributable to Shareholders, System-wide Sales of VOIs, and Free Cash Flow. Please see the supplemental tables herein for how these terms are defined and for reconciliations of such measures to the most comparable GAAP financial measures.

About Bluegreen Vacations:

Bluegreen Vacations Holding Corporation (NYSE: BVH; OTCQX: BVHBB) is a Florida-based holding company whose sole investment is its ownership of 100% of Bluegreen Vacations Corporation. Bluegreen Vacations (formerly NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests and manages resorts in popular leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with 68 Club and Club Associate Resorts and access to nearly 11,300 other hotels and resorts through partnerships and exchange networks. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services to, or on behalf of, third parties.

For further information, please visit us at:

Bluegreen Vacations Holding Corporation: www.BVHCorp.com

Bluegreen Vacations: www.BluegreenVacations.com.

Bluegreen Vacations Holding Corporation Contact Info

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

Telephone: 954-399-7193

Email: Leo.Hinkley@BVHcorp.com

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar impact.  Forward-looking statements involve risks, uncertainties, and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, risks related to the merger pursuant to which BVH acquired all of the approximately 7% of Bluegreen’s common stock not previously beneficially owned by BVH, including that it may not result in the benefits anticipated; the risk that, while BVH has cash and cash equivalents expected to be sufficient to meet its obligations for approximately two years, BVH will be largely dependent on dividends from Bluegreen to fund its expenses and obligations in future periods, and Bluegreen’s ability to pay dividends will depend on its results, including continued recovery from the COVID-19 pandemic (which is not assured), and may be limited by the terms of Bluegreen’s indebtedness; risks relating to Bluegreen’s business and operations; risks related to the COVID-19 pandemic and the recovery from the COVID-19 pandemic, including that the pandemic may be prolonged and any recovery from the pandemic may not favorably impact Bluegreen’s results to the extent anticipated or at all; competitive conditions; our and Bluegreen’s liquidity and the availability of capital; risks that Bluegreen’s default rates may increase and exceed expectations, including due to the impact on consumers of the COVID-19 pandemic and if Bluegreen’s efforts to address the actions of timeshare exit firms and the increase in default rates associated therewith are not successful; risks related to our and Bluegreen’s indebtedness, including the potential for accelerated maturities and debt covenant violations; the impact of the COVID-19 pandemic on Bluegreen’s consumers, including their income, their level of  discretionary spending both during and after the pandemic, and their views towards travel and the vacation ownership industries; the risk that Bluegreen’s resort management fees and  finance operations may not continue to generate recurring sources of cash during or following the pandemic to the extent anticipated or at all; risks that Bluegreen’s current or future marketing alliances and arrangements, including its marketing arrangements with Bass Pro and the Choice Hotels program, may not result in the benefits anticipated, including increased VOI sales, that sales from marketing alliances and other arrangements or otherwise  may not return to pre-pandemic levels, and that expansion into additional Cabela’s stores may not meet Bluegreen’s expectations or goals;  the risk that vacation package sales may not convert to tours and/or VOI sales at anticipated or historical rates; the risk that Bluegreen’s allowance for loan losses may not be adequate and, accordingly, may need to be further increased in the future; our and Bluegreen’s ability to successfully implement strategic plans and initiatives, generate earnings and long-term growth, including that the Bluegreen Renewal initiative may not result in increased vacation package sales or otherwise be successful; and the additional risks and uncertainties described in the Company's filings with the SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 1, 2021 (including the “Risk Factors” section thereof), and the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021, which is expected to be filed on or about May 10, 2021. The Company cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements. In addition, past performance may not be indicative of future results.

BLUEGREEN VACATIONS HOLDING CORPORATION CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$199,150	$221,118
Restricted cash ($18,297 and $20,469 in VIEs at March 31, 2021
and December 31, 2020, respectively)	40,736	35,986
Notes receivable	544,806	551,393
Less: Allowance for loan losses	(143,242)	(142,044)
Notes receivable, net ($269,082 and $292,021 in VIEs
at March 31, 2021 and December 31, 2020, respectively)	401,564	409,349
Vacation ownership interest ("VOI") inventory	345,090	347,122
Property and equipment, net	90,257	90,049
Intangible assets, net	61,411	61,431
Operating lease assets	33,927	34,415
Prepaid expenses	25,990	9,367
Other assets	39,503	41,282
Total assets	$1,237,628	$1,250,119

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$13,708	$10,559
Deferred income	15,257	15,745
Accrued liabilities and other	101,930	93,971
Receivable-backed notes payable - recourse	35,975	38,500
Receivable-backed notes payable - non-recourse ($325,317 and
$341,532 in VIEs at March 31, 2021 and December 31, 2020)	364,933	355,833
Note payable to BBX Capital, Inc.	75,000	75,000
Note payable and other borrowing	111,450	138,386
Junior subordinated debentures	134,391	138,177
Operating lease liabilities	35,876	35,904
Deferred income taxes	80,874	85,314
Total liabilities	969,394	987,389
Commitments and Contingencies - See Note 9
Shareholders' Equity
Preferred stock of $0.01 par value; authorized 10,000,000 shares	—	—
Class A Common Stock of $0.01 par value; authorized 30,000,000 shares;
issued and outstanding 15,624,123 in 2021 and 15,624,091 in 2020	156	156
Class B Common Stock of $0.01 par value; authorized 4,000,000 shares;
issued and outstanding 3,693,564 in 2021 and 3,693,596 in 2020	37	37
Additional paid-in capital	177,104	177,104
Accumulated earnings	13,560	10,586
Total Bluegreen Vacations Holding shareholders' equity	190,857	187,883
Non-controlling interest	77,377	74,847
Total shareholders' equity	268,234	262,730
Total liabilities and shareholders' equity	$1,237,628	$1,250,119

BLUEGREEN VACATIONS HOLDING CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020
Revenue:
Gross sales of VOIs	$68,250	$75,481
Provision for loan losses	(12,319)	(30,353)
Sales of VOIs	55,931	45,128
Fee-based sales commission revenue	25,718	41,365
Other fee-based services revenue	28,897	29,314
Cost reimbursements	16,608	19,120
Interest income	19,261	21,200
Other income, net	—	170
Total revenues	146,415	156,297
Costs and Expenses:
Cost of VOIs sold	5,169	4,099
Cost of other fee-based services	17,085	21,711
Cost reimbursements	16,608	19,120
Interest expense	9,735	9,898
Selling, general and administrative expenses	90,964	110,485
Other expense, net	161	—
Total costs and expenses	139,722	165,313
Income (loss) before income taxes	6,693	(9,016)
(Provision) benefit for income taxes	(1,189)	1,453
Net income (loss) from continuing operations	5,504	(7,563)
Discontinued operations
Loss from operations	—	(27,629)
Benefit for income taxes	—	4,377
Net loss from discontinued operations	—	(23,252)
Net income (loss)	5,504	(30,815)
Less: Income attributable to noncontrolling interests - continuing operations	2,530	951
Less: Loss attributable to noncontrolling interests - discontinued operations	—	(3,456)
Net income (loss) attributable to shareholders	$2,974	$(28,310)

Basic earnings (loss) per share from continuing operations	$0.15	$(0.47)
Basic loss per share from discontinued operations	—	(1.08)
Basic earnings (loss) per share	$0.15	$(1.55)
Diluted earnings (loss) per share from continuing operations	$0.15	$(0.47)
Diluted loss per share from discontinued operations	—	(1.08)
Diluted earnings (loss) per share	$0.15	$(1.55)
Basic weighted average number of common shares outstanding	19,318	18,298
Diluted weighted average number of common and common equivalent shares outstanding (1)	19,318	18,298
Cash dividends declared per Class A common share	$—	$—
Cash dividends declared per Class B common share	$—	$—

(1)	Approximately 1,016,981 shares of unvested restricted stock awards were not included in the computation of diluted earnings per share as the shares were antidilutive due to a loss for the period.

BLUEGREEN VACATIONS HOLDING CORPORATION

ADJUSTED EBITDA RECONCILIATION

	For the Three Months Ended March 31,
	2021	2020
(in thousands)
Net income (loss) attributable to shareholders from continuing operations	$2,974	$(8,514)
Net income attributable to the non-controlling interest continuing operations	2,530	951
Net Income (loss)	5,504	(7,563)
Add: Depreciation and amortization	3,851	3,899
Less: Interest income (other than interest earned on
VOI notes receivable)	(133)	(2,228)
Add: Interest expense - corporate and other	5,572	6,434
Add: Franchise taxes	86	17
Add: Provision (benefit) for income taxes	1,189	(1,453)
EBITDA	16,069	(894)
Loss on assets held for sale	(24)	(44)
Add: Severance and other	—	4,602
Adjusted EBITDA	16,045	3,664
Adjusted EBITDA attributable to the non-controlling interest	(3,239)	(1,585)
Adjusted EBITDA attributable to shareholders	$12,806	$2,079

The Company defines EBITDA as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by Bluegreen’s VOI notes receivable), income and franchise taxes and depreciation and amortization.  The Company defines Adjusted EBITDA as its EBITDA, adjusted to exclude amounts of loss (gain) on assets held for sale, and other items that the Company believes is not representative of ongoing operating results.  Accordingly, the Company excludes certain items such as severance charges net of employee retention tax credits and incremental costs associated with the COVID-19 pandemic. The Company defines Adjusted EBITDA Attributable to Shareholders as Adjusted EBITDA excluding amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which Bluegreen owns a 51% interest) and Bluegreen (in which it owns a 93% interest). For purposes of the EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders calculations for each period presented, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the ordinary operations of Bluegreen’s business.

The Company considers EBITDA, Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders to be indicators of its operating performance, and they are used by the Company to measure its ability to service debt, fund capital expenditures and expand its business. EBITDA and Adjusted EBITDA are also used by companies, lenders, investors, and others because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing the Company’s results as reported under GAAP. The limitations of using EBITDA, Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders as an analytical tool include, without limitation, that EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect (i) changes in, or cash requirements for, the Company’s working capital needs; (ii) the Company’s interest expense, or the cash requirements necessary to service interest or principal payments on its indebtedness (other than as noted above); (iii) the Company’s tax expense or the cash requirements to pay its taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that the Company considers not to be indicative of its future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect any cash requirements for such replacements. In addition, the Company’s definition of Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders may not be comparable to definitions of Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders or other similarly titled measures used by other companies.

Due to the volatility of results during the periods as a result of the varying impact of the COVID-19 pandemic, the Company and Bluegreen have provided information for the first quarters of 2021, 2020 and 2019.

The following supplemental table presents System-wide Sales of VOIs  (1) and a reconciliation of Sales of VOIs to System-wide Sales of VOIs (unaudited) (in thousands):

BLUEGREEN VACATIONS HOLDING CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION

	For the Three Months Ended March 31,
(in thousands)	2021	2020	2019
Gross sales of VOIs	$68,250	$75,481	$62,884
Add: Fee-Based sales	38,797	61,908	66,794
System-wide sales of VOIs	$107,047	$137,389	$129,678

(1) System-wide Sales of VOIs is a non-GAAP measure and represents all sales of VOIs, whether owned by Bluegreen or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in the Bluegreen Vacation Club through the same selling and marketing process it uses to sell its VOI inventory. Bluegreen considers system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by its sales and marketing operations without regard to whether Bluegreen or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing results as reported under GAAP.